Exhibit 5.1

May 11, 2026

The Metals Royalty Company Inc. 1900 Dome Tower 333 7th Ave SW Calgary, AB T2P 2Z1 Canada

Dear Sirs/Mesdames:

RE: The Metals Royalty Company Inc. – S-8 Registration Statement

We act as Canadian counsel to The Metals Royalty Company Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (the “Company”), in connection with the administration of the Company’s (i) 2025 Equity Incentive Plan, dated November 10, 2025 (the “LTIP”) pursuant to which the Company may issue up to 5,114,593 common shares in the capital of the Company (the “Shares”) upon the due exercise or settlement, as applicable, of incentive stock options, non-qualified stock options, share appreciation rights, restricted share awards, restricted share units, unrestricted share awards and dividend equivalent rights (collectively, the “LTIP Awards”); and (ii) CEO Performance Plan, dated March 3, 2026 (the “CEO Plan”, and together with the LTIP, the “Plans”) pursuant to which the Company may issue up to 3,000,000 Shares upon the due settlement of performance-based restricted stock units (the “PRSUs”, and together with the LTIP Awards, the “Awards”). We are delivering this opinion in connection with the filing by the Company of the Registration Statement on Form S-8 (such registration statement, as it may be amended from time to time, is referred to herein as the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of the Shares for issuance under the Plans.

We have considered such questions of law, examined such statutes, regulations and other documents and have made such other investigations as we have considered necessary or desirable in connection with the opinions hereinafter set forth, including, but not so as to limit the generality of the foregoing, a certificate of an officer of the Company as to certain factual matters concerning the Company (the “Company Certificate”).

In our examinations, we have assumed:

(a)	the legal capacity of all individuals, the genuineness of all signatures at all relevant times of any individual and, to the extent that any person has signed a document electronically, such person has applied his or her own electronic signature to the document;

(b)	the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, facsimile or electronically transmitted copies, and the authenticity of the originals of such certified, conformed, photostatic, facsimile or electronically transmitted copies; and

(c)	the accuracy and completeness of the factual information contained in the Company Certificate and that no act or event has occurred between the date of such certificate and the date hereof that would, in any manner, affect the accuracy or completeness thereof, or its relevance as a basis for any of the opinions set out below.

We are qualified to practice law in the Province of Ontario, Alberta, British Columbia and Quebec. We express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein (in each case in effect as of the date hereof).

The opinions hereinafter expressed are (except where otherwise noted) based upon legislation, rules and regulations in effect on the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

With respect to our opinions below, we have relied, insofar as such opinions relate to questions of fact, upon the Company Certificate.

Based and relying upon the foregoing, we are of the opinion that, on the date hereof:

1.	all necessary corporate actions have been taken to authorize the issuance of the Shares upon the due exercise or settlement, as applicable, of the Awards; and

2.	upon the due exercise or settlement, as applicable, of the Awards in accordance with their terms and the terms of the Plans, the Shares underlying the Awards will be validly issued, fully paid and non-assessable common shares of the Company.

This opinion letter is being issued solely in connection with the issuance of the Shares upon the due exercise or settlement, as applicable, of the Awards. This opinion letter may not be relied upon by any other persons or in connection with any other transaction or quoted from or referred to in any other documents, without our prior written consent. This opinion letter is given as of the date hereof and we disclaim any obligation or undertaking to advise you of any changes in law or fact affecting or bearing upon this opinion occurring after the date hereof which come, or are brought, to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

(signed) “Blake, Cassels & Graydon LLP”

Blake, Cassels & Graydon LLP